Exhibit 10.2

Execution Version

DELAYED DRAW TERM LOAN FACILITY AND SECURITY AGREEMENT

THIS DELAYED DRAW TERM LOAN FACILITY AND SECURITY AGREEMENT (this “Agreement”) is made effective May 20, 2026 (the “Effective Date”), by and among Enovum NC-1 Venture, LLC, a Delaware limited liability company (the “Borrower”), Bit Digital Capital, Inc., a Delaware corporation (the “Lender”), and White Fiber Operating Partnership LP, a Delaware limited partnership (“Guarantor”

WHEREAS, the Borrower has requested the Lender to extend to the Borrower one or more loans for general corporate purposes under a delayed draw term loan facility (the “Facility”) in an aggregate outstanding principal amount not to exceed the Facility Size; and

WHEREAS, Guarantor, as the parent entity and 100% holder of Borrower membership interests, will derive substantial direct and indirect benefits from the transactions contemplated by this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, the Lender has agreed to make the Facility available to the Borrower.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

“Advance” means one of the term loans, made by the Lender to the Borrower pursuant to this Agreement which, when added to the then aggregate principal amount outstanding of all other Advances made, whether or not outstanding, does not exceed the Facility Size made available under this Agreement as described in Section 2.

“Advance Date” means any date on which an Advance is made by the Lender to the Borrower in accordance with Section 2.2.

“Agreement” has the meaning set forth in the preamble of this agreement.

“Anti-Terrorism Law” means any applicable requirement of law of the United States related to money laundering or financing terrorism including the USA Patriot Act, the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading with the Enemy Act (50 U.S.C. §§ 4301-4341), and Executive Order 13224 (effective September 24, 2001).

“Bankruptcy Law” means the applicable bankruptcy laws of the United States or any other applicable jurisdiction.

“Borrower” has the meaning set forth in the preamble of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York.

“Change of Control” means (i) any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of over 50% of the outstanding voting power of the Borrower or (ii) a sale of all or substantially all of the assets of the Borrower to another person or entity.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” has the meaning set forth in Section 7.1.

“Collateral Step Down Event” means the date upon which Enovum NC-1 Bidco, LLC or another affiliate of Borrower obtains loan financing from institutional investors (which may be referred to as a term loan B) or other form of permanent financing in respect of the financing of NC-1.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Default Rate” means on any day the lesser of (a) the Interest Rate in effect on such day plus 3.0%, or (b) the Maximum Rate.

“Dollars” or “$” means lawful money of the United States of America.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“ET” means the eastern time zone.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles, and any interest in any of the foregoing.

“Extension Option” means the Borrower’s option to extend the Facility Availability Period to the twelve (12) month anniversary of the Effective Date upon written notice delivered to the Lender no less than thirty (30) days prior to the nine (9) month anniversary of the Effective Date. The Borrower may use the Extension Option to extend the Maturity Date of any Advance that would otherwise have become due as of the nine (9) month anniversary of the Effective Date.

“Event of Default” means any of the occurrences specified under Section 8.1.

“Facility” has the meaning set forth in the preamble of this Agreement.

“Facility Availability Period” means the earlier of: (i) the nine (9) month anniversary of the Effective Date or, if extended by the Extension Option, the twelve (12) month anniversary of the Effective Date, or (ii) the date upon which the Lender, in its sole and absolute discretion, declares the Obligations, or the Obligations become, due and payable after the occurrence of an Event of Default in accordance with the term of this Agreement.

“Facility Size” means the Initial Facility Size plus the Incremental Facility, if any.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government.

“Guaranteed Obligations” has the meaning set forth in Section 12.1.

“Guarantor” has the meaning set forth in the preamble.

“Initial Facility Size” means one hundred million Dollars ($100,000,000).

“Incremental Facility” means an amount up to fifty million Dollars ($50,000,000).

“Interest Payment Date” means the first day of each month, or if such day is not a Business Day, the next succeeding Business Day, commencing on the first day of the first calendar month beginning after the initial Advance Date; provided that the final Interest Payment Date shall be the Maturity Date.

“Interest Period” means, with respect to any Interest Payment Date, the period of time from and including the first day of the month of the immediately preceding Interest Payment Date to the last day of such month; provided that the Interest Period for the initial Interest Payment Date shall be the period from and including the initial Advance Date to, and including, the last day of the month of the Advance Date, and the final Interest Period shall end on the Maturity Date.

“Interest Rate” means a per annum rate equal to (a) nine and one-half percent (9.5%) before the Rate Step Down Event or (b) eight percent (8.0%) after the Rate Step Down Event.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Lender” has the meaning set forth in the preamble of this Agreement.

“Lien” means, other than Permitted Liens, any mortgage, deed of trust, pledge, security interest, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever.

“Loan” means the aggregate Advances outstanding hereunder, together with any and all other sums due and payable to the Lender pursuant to the Loan Documents.

“Loan Documents” means (i) this Agreement, (ii) Security Instrument, and (iii) such other agreements and documents, and any amendments or supplements thereto or modifications thereof, required to be delivered pursuant to the terms of this Agreement or any of the other Loan Documents and any additional documents required to be delivered in connection with any such amendment, supplement, or modification.

“Loan Party” or “Loan Parties” means, individually or collectively, as applicable, Borrower and Guarantor.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition (in each case, taken as a whole) of the Borrower, (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document, (ii) the perfection or priority of the Liens granted to the Lender under any of the Loan Documents or (iii) the rights and remedies of the Lender under the Loan Documents or applicable law or regulation.

“Maturity Date” means the maturity date agreed upon by the Borrower and the Lender in respect of an Advance, which date shall be no later than the end of the Facility Availability Period.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law or regulation on such day.

“MOIC Amount” means, as of any date of determination, an amount equal to the positive difference of (a) (i) 1.1 multiplied by (ii) the principal amount of any particular Advance (excluding any original issue discount) and (b) the cumulative amount of all payments (including interest, payment-in-kind interest, and fees) received by the Lender in respect of such Advance.

“NC-1” means a parcel of land located at 805 Island Drive, Madison, North Carolina upon which an HPC data center is being developed by affiliates of the Borrower.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by the Borrower from or in respect of such transaction or event (including deferred payments and cash proceeds of any non-cash proceeds of such transaction), less (a) any fees, costs, and expenses (including brokers’ fees or commissions, legal, accounting, and other professional and transactional fees) paid to an unaffiliated Person that are reasonably incurred by the Borrower in connection therewith, (b) any taxes (including income taxes, sale, use, or transfer taxes and other similar amounts) paid or reasonably estimated by the Borrower to be payable by the Borrower in respect thereof (including any tax distributions made in respect thereof) (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds), (c) in the case of any disposition, any amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such disposition or (y) any other liabilities retained by the Borrower associated with the asset sold in such disposition (provided that, to the extent and at the time that any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (d) any portion of the proceeds of a disposition that is deposited in an escrow account pursuant to the documentation relating to such disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the Borrower).

“Obligations” means all present and future indebtedness, obligations, liabilities, covenants, and duties of the Borrower to the Lender, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Agreement (including, without limitation, the indemnity provisions hereof), and all interest accruing thereon, and payable in accordance with the terms hereof, regardless of whether such indebtedness, obligations, liabilities, covenants and duties are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, liabilities, covenants and duties of the Borrower to the Lender evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof. For the avoidance of doubt, Obligations includes all interest, fees and expenses accruing subsequent to the filing of a petition in any insolvency or liquidation proceeding at the rate provided for in this Agreement or in the other Loan Documents, whether or not such interest, fees or expenses are allowed claims under any such proceeding or under applicable state, federal or foreign law (including claims disallowed as a result of Obligations being treated as part of the same class in any insolvency or liquidation proceeding).

“Order” has the meaning set forth in Section 8.1.14.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation and (d) for any entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the stock of a Person (or equivalent under any relevant jurisdiction).

“Outstanding Principal Amount” means, at any time, the aggregate outstanding principal amount of all Advances under this Facility.

“Permitted Lien” means:

(a)	Liens existing on the Effective Date or arising under this Agreement and the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other government charges or levies, (i) that are not yet delinquent, (ii) that are being contested in good faith, or (iii) for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)	purchase money Liens (i) on Equipment acquired or held incurred for financing the acquisition of the Equipment or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)	leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the Ordinary Course of Business of such Person;

(e)	Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business;

(f)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business;

(g)	Liens in favor of financial institutions arising in connection with a Loan Party’s deposit accounts or securities accounts held at such institutions;

(h)	Liens in favor of landlords or other similar statutory liens;

(i)	Other Liens that would customarily arise in the Ordinary Course of Business.

“Permitted Use” has the meaning set forth in Section 2.4.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Rate Step Down Event” means the date upon which the Borrower has delivered reasonable evidence to the Lender that the following conditions have been satisfied: (i) the development of a 40 megawatt phase I buildout of an HPC data center located at NC-1 has been substantially complete and (ii) at least 80% of the phase I data center capacity has been leased to tenants at market rates.

“Request for Advance” has the meaning set forth in Section 2.2.

“Sanction Target” means any person who is (i)(a) the subject or the target of any sanctions or trade embargos administered or enforced by the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union or any member state thereof, the United Kingdom (including Her Majesty’s Treasury), the Monetary Authority of Singapore, or any other applicable sanctions regulation (collectively, “Sanctions”) and/or (b) on the list of the Specially Designated Nationals and Blocked Persons, (ii) 25.0% or more owned by or otherwise controlled by or acting on behalf of one or more persons referenced in clause (i) above, (iii) otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, or (iv) located, organized or resident in a country or territory that is the subject or the target of Sanctions (including but not limited to, Cuba, Iran, North Korea, Sudan, the Crimea region in the Ukraine and Syria).

“Security Instrument” means a UCC-1 financing statement in favor of the Lender to secure the Borrower’s Obligations under the Loan Documents.

“Tax” or “Taxes” means, including for purposes of any reference herein to “tax” or “taxes”, any and all present or future taxes, levies, imposts, duties, deductions, charges, or withholdings of any nature whatsoever, together with any interest, penalties, or additions thereto, imposed by any governmental authority, including without limitation income taxes, franchise taxes, branch profits taxes, gross receipts taxes, sales taxes, use taxes, value-added taxes, transfer taxes, withholding taxes, and any other similar taxes or charges. In addition, insofar as the Borrower is treated as a disregarded entity for US federal tax purposes as provided by Treasury Regulation Section 301.7701-3(b)(1)(i), the interests of which are wholly owned by White Fiber Operating Partnership LP, a Delaware limited partnership, any reference herein to “tax” or “taxes” imposed with respect to the Borrower, along with any obligations with respect to filing of tax returns, withholding of taxes, payment of taxes and maintenance of any reserves with respect to taxes, shall be deemed to be obligations imposed on White Fiber Operating Partnership to the extent they relate to any tax or taxes imposed upon White Fiber Operating Partnership LP, by reason of its ownership interest in the Borrower. Accordingly, any representations (including those made in Section 10.11) and covenants (including those made in Section 11.1.3) shall be deemed to be made by White Fiber Operating Partnership LP as well as by the Borrower.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

2.	LOAN ADVANCES; PURPOSE

2.1.	During the Facility Availability Period, the Lender shall make Advances available to the Borrower on the terms, and subject to the conditions (including subject to the satisfaction of the conditions set forth in Section 6 hereof), of this Agreement.

2.2.	To make a request for an Advance, the Borrower shall deliver to the Lender, not later than 4:00 p.m. ET one (1) Business Day prior to the proposed Advance Date, a request for advance in an amount of not more than the Facility Size and not less than $1,000,000 in the form of Exhibit A hereto (a “Request for Advance”) or such other mechanism for requesting an Advance as mutually agreed by the Borrower and the Lender. Upon the satisfaction or waiver of each of the conditions precedent set forth in Section 6.2, the Lender shall disburse such Advance to Borrower.

2.3.	Notwithstanding the stated principal amount of each Advance, each Advance shall be funded net of any original issue discount, which shall be three percent (3%). The Borrower acknowledges that it remains liable for the full stated principal amount of each Advance, and all interest, fees, and MOIC Amount shall be calculated on that full amount, notwithstanding the reduced funding net of the original issue discount. The Borrower and the Lender acknowledge and agree that each Advance (i) will be a short-term obligation (within the meaning of Section 1283(a)(1) of the IRC) treated as issued with original issue discount (within the meaning of Section 1273 of the IRC), (ii) may be subject to current inclusion of original issue discount under Section 1281 of the IRC with respect to certain holders, and (iii) will not be subject to original issue discount information reporting requirements pursuant to Treasury Regulations Section 1.1275.3.

2.4.	The Borrower covenants to the Lender that the Borrower shall use each Advance for general corporate purposes (the “Permitted Use”).

2.5.	The Lender shall record in its books and records the date and amount of each Advance, and each payment or prepayment of principal hereunder.

2.6.	Upon mutual agreement of the Lender and Borrower as documented in writing (email sufficient), the Initial Facility Size may be increased by the Incremental Facility, to establish a Facility Size in the amount of up to one hundred fifty million Dollars ($150,000,000).

3.	MATURITY; PAYMENT GENERALLY.

3.1.	On the respective Maturity Date for each Advance, the Borrower shall repay the outstanding Advance, including accrued and unpaid interest, together with all other amounts and Obligations due to the Lender hereunder in connection with such Advance, including, if applicable, any MOIC Amount, such that the payments to Lender on any Advance as of the Maturity Date shall be no less than 1.1 multiplied by the principal amount of any particular Advance (excluding any original issue discount).

3.2.	Any repayment or prepayment of the Advances under this Agreement shall be applied as follows: first, to payment of accrued and unpaid interest, fees and expenses; and second, to payment of principal and any MOIC Amount. Notwithstanding the foregoing, for so long as an Event of Default shall exist, the Lender may apply payments in such order and priority as it determines in its sole and absolute discretion.

3.3.	Any principal, interest, fees, expenses, and MOIC Amount payable by the Borrower to the Lender under this Agreement shall be paid in Dollars in immediately available funds to the bank account specified by Lender or in such other manner as the Lender may from time to time advise the Borrower in writing unless otherwise so stated herein, including in Section 5 (in reference to payment-in-kind interest).

3.4.	Documentary Taxes. Borrower shall bear all stamp taxes, documentary taxes, and registration fees related to the execution and enforcement of this Agreement.

4.	PREPAYMENT AND BALANCE REDUCTION

4.1.	The Borrower may prepay all or any portion of the Advances without the prior written consent of the Lender. Prepayment shall not reduce the MOIC Amount owed by the Borrower to the Lender.

4.2.	Mandatory Prepayment. No later than the fifth Business Day following the date of receipt by Borrower of any Net Cash Proceeds for any disposition of Collateral not permitted by Section 11.1.19, the Borrower shall prepay the Advances in an aggregate amount equal to 100% of such Net Cash Proceeds.

5.	INTEREST AND FEES

5.1.	Interest shall accrue at the Interest Rate from day to day upon the aggregate principal amount of each Advance from time to time and shall be calculated on the basis of a 360-day year and shall be payable for the actual number of days elapsed. Borrower may elect, at its sole discretion, to have all or any portion of the accrued and unpaid interest payable on an Advance be added to the outstanding principal amount of the Advance on the Interest Payment Date. Such principal amount shall thereafter accrue interest and otherwise be treated as part of the outstanding principal amount of the Advance for purposes of this Agreement. The entire outstanding principal amount of such Advance and all accrued but unpaid interest hereunder shall be due and payable on the Maturity Date of such Advance.

5.2.	On each Interest Payment Date, the Borrower shall pay the Lender the amount of any unpaid interest (including, for the avoidance of doubt, payment of any payment-in-kind interest by adding it to the principal amount (versus cash payment) pursuant to Section 5.1) and any unpaid fees or expenses, if any, accrued during the related Interest Period.

5.3.	If any amount of principal of the Obligations is not paid within ten (10) days of becoming due, then, upon the election of the Lender in its sole discretion, such overdue amount shall bear interest at an interest rate per annum at all times equal to the Default Rate.

5.4.	If any amount (other than principal of the Obligations) payable by the Borrower under any Loan Document is not paid within ten (10) days of becoming due, whether at stated maturity, by acceleration or otherwise, then, upon the election of the Lender in its sole discretion, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate.

5.5.	While any Event of Default exists the Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate (unless waived by the Lender in writing), from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

5.6.	Commitment Fee. The Borrower agrees to pay Bit Digital Capital, Inc., as original lender of record, a commitment fee equal to (a) 0.50% multiplied by (b) the amount of the Facility Size for which Advances have not been drawn for the amount of time they were undrawn, in consideration of Bit Digital Capital, Inc. committing such capital toward Advances, and such facility fees shall be due upon the expiration of the Facility Availability Period. For the avoidance of doubt, only an assignment of the Lender’s commitment to provide Advances (and only for such amount), and not an assignment of an Advance already made, will assign to an assignee the Borrower’s obligation to pay the commitment fee to such assignee.

6.	CONDITIONS PRECEDENT.

6.1.	Conditions Precedent to the Effective Date. On or prior to the Effective Date, the following conditions precedent shall have been satisfied or waived by the Lender:

6.1.1.	The Lender shall have received, in form and substance reasonably acceptable to the Lender, the Loan Documents, each duly executed and delivered by the parties thereto;

6.1.2.	No Default or Event of Default shall exist or would result from the transactions contemplated to occur on the Effective Date under this Agreement or any other Loan Document;

6.1.3.	Each of the representations and warranties made by the Borrower or Guarantor in this Agreement and/or in the other Loan Documents is true and correct in all material respects (without duplication of any materiality qualifier contained therein);

6.1.4.	The Lender shall receive such additional documents as the Lender reasonably may request prior to the Effective Date;

6.1.5.	Since December 31, 2025, no Material Adverse Effect shall have occurred;

6.1.6.	There shall be no injunction, temporary restraining order, or other legal action in effect which would prohibit the closing and funding of the Advances evidenced by this Agreement;

6.1.7.	The Lender shall have received such financial statements of the Borrower requested by the Lender and shall have had the opportunity, if reasonably requested by the Lender, to ask the Borrower questions relating to such financial statements.

6.1.8.	The Lender shall have received (i) all ownership and “know your customer” documentation and other information with respect to the Borrower reasonably requested by Lender, and (ii) all documentation and other information with respect to the Borrower that is necessary for the Lender to ensure that the Borrower is a party with whom the Lender can transact pursuant to applicable Sanctions.

6.1.9.	The Lender shall receive a copy of the Borrower’s organization documents certified as of a recent date by the Borrower’s secretary (or other appropriate officer) together with certificates of good standing in the Borrower’s location of organization, each dated within ten (10) days from the date of this Agreement.

6.1.10.	The Lender shall receive a certified copy of resolutions of the Borrower’s members or managers, as applicable, authorizing the execution, delivery, and performance of this Agreement and all other Loan Documents to which it is a party, the pledge of the Collateral to the Lender as security for the Loan made hereunder and designating the appropriate Persons to execute and deliver the Loan Documents.

6.2.	Conditions Precedent to each Advance. The making of each Advance is subject to the satisfaction of each of the following conditions precedent, unless waived by the Lender:

6.2.1.	The Borrower shall have delivered to the Lender a Request for Advance as set forth in Section 2.2, which shall constitute a representation and warranty by the Borrower as of the date of such Advance that the conditions contained in this Section 6.2 have been satisfied;

6.2.2.	As of the Advance Date and immediately after giving effect to such requested Advance, the Outstanding Principal Amount shall not exceed the Facility Size;

6.2.3.	Each of the representations and warranties made by the Borrower or Guarantor in or pursuant to the Loan Documents shall be accurate in all material respects (without duplication of any materiality qualifier contained therein) before and after giving effect to the making of such Advance (except for those representations and warranties explicitly made as of a specific date), the Borrower or Guarantor shall be in compliance in all material respects with all covenants, agreements and obligations under the Loan Documents, and no Default or Event of Default has occurred and is continuing or would exist after giving effect to the requested Advance on such date; and

6.2.4.	The Lender shall have received all interest, fees, and other amounts to the extent due and payable to it on or prior to the applicable Advance Date pursuant to the Loan Documents.

7.	SECURITY INTEREST; INDEMNIFICATION; COLLATERAL

7.1.	To secure the prompt payment of all of the Borrower’s obligations to the Lender under this Agreement, the Borrower hereby grants to the Lender a continuing first priority lien and security interest in all of the Borrower’s rights, title and interest in all of the stock in Enovum NC-1 Topco, Inc., which is further evidenced in the Security Instrument (all of the foregoing, together with all proceeds thereof, collectively, the “Collateral”). The Borrower shall, in conjunction with the Lender, prepare and file on behalf of the Lender, any and all filings the Lender reasonably deems necessary and proper, and take all commercially reasonable related actions thereto, including making any amendments or continuations thereof, evidencing the Lender’s interest in the Collateral.

7.2.	The Borrower hereby agrees to indemnify, defend, and hold the Lender harmless from and against any and all losses, disputes, claims, investigations, expenses, costs, liabilities or damages (including reasonable attorneys’ fees of external counsel) of any kind to which the Lender may become subject in connection with the Loan Documents, the use or the proposed use of the proceeds thereof or any other transaction contemplated by the Loan Documents, and also all court costs and all other expenses arising out of or relating to any third-party litigation or other proceeding (regardless of whether the Lender is a party thereto) relating to this Agreement and the transactions contemplated hereby, including without limitation, reasonable costs and expenses the Lender incurred in enforcing or attempting to enforce payment of the Loan or any Collateral, in supervising the records and proper management and disposition of the collection of Collateral or in prosecuting or defending any of Lender’s rights under this Agreement.

7.3.	The Borrower will defend the Collateral against all liens, claims and demands of all Persons at any time claiming the same or any interest therein. The Borrower agrees to comply with the requirements of all state and national laws in all material respects and requests of the Lender in order for the Lender to have and maintain a valid and perfected first security interest in the Collateral. In addition to the foregoing, the Borrower shall perform all further acts that may be lawfully and commercially reasonably required by the Lender to secure the Lender and effectuate the intentions and objects of this Agreement.

7.4.	Upon full and final settlement of amounts owed under this Agreement by whatever means, all of the Lender’s security interests in the Collateral shall be extinguished and, provided that the Borrower remains the owner of the Collateral following such full and final settlement, the Lender undertakes to send any notices and execute any documents which may reasonably be necessary to have any security interests de-registered.

7.5.	Upon the occurrence of the Collateral Step Down Event, the Lender shall hereby release any and all liens and security interests it may have in respect of the Collateral, and the Borrower and the Lender shall cooperate expeditiously to take any and all actions necessary and proper to ensure any and all claims of the Lender in respect of the Collateral are released, which may include the filing of a financing statement amendment.

8.	EVENTS OF DEFAULT; REMEDIES

8.1.	Each of the following shall constitute an “Event of Default” under this Agreement:

8.1.1.	failure by the Borrower to make any principal payment required under this Agreement when the same becomes due and payable (whether at maturity, upon mandatory prepayment as set forth in Section 4.2 or otherwise);

8.1.2.	failure by the Borrower to (a) make any interest payment required or (b) pay any outstanding fees or other outstanding amounts payable, in each case, under this Agreement when the same becomes due and payable and the continuation of such failure for a period of three (3) Business Days thereafter;

8.1.3.	the Borrower voluntarily liquidates;

8.1.4.	the Borrower, pursuant to or within the meaning of any Bankruptcy Law:

a.	commences a voluntary case or proceeding;

b.	consents to the entry of an order for relief against it in an involuntary case or proceeding;

c.	consents to the appointment of a custodian of it or for all or substantially all of its property;

d.	makes a general assignment for the benefit of its creditors; or

e.	admits in writing its inability to pay its debts as they become due;

8.1.5.	a court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for sixty (60) days) under any Bankruptcy Law that:

a.	is for relief against the Borrower in an involuntary case or proceeding;

b.	appoints a custodian of the Borrower or for all or substantially all of its property; or

c.	orders the liquidation of the Borrower;

8.1.6.	the Borrower uses an Advance for any purpose other than a Permitted Use;

8.1.7.	any financial statement, written information furnished or written representation or warranty, certificates, document or instrument made or given by the Borrower shall be, in any material respect, false, misleading or incorrect;

8.1.8.	the failure of the Borrower to observe, perform, or comply with any other of the covenants contained in this Agreement (other than Sections 11.1.5(iii), 11.1.11 (with respect to the continued existence of the Borrower), 11.1.16, 11.1.17, in each case, which shall result in an immediate Event of Default) and such failure continues for thirty (30) days following the earlier of written notice from the Lender to the Borrower of such failure or the Borrower’s actual knowledge of such failure;

8.1.9.	during the period of time that the grant to the Lender of a security interest in or Lien upon any Collateral is in effect, the Lender’s interest therein shall for any reason cease to be a valid and subsisting first priority Lien in favor of the Lender and/or a valid and perfected first priority security interest in and to the Collateral purported to be covered thereby having the priority set forth therein;

8.1.10.	the Borrower (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or other-wise) in respect of any indebtedness (other than indebtedness hereunder) with respect to which the amount claimed exceeds $100,000, singly or in the aggregate or (ii) fails to observe or perform any other agreement or condition relating to any such indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, all such indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such indebtedness to be made, prior to its stated maturity;

8.1.11.	an Event of Default following the expiration of any cure period or notice requirement (however defined) shall occur under any Loan Document;

8.1.12.	the Lender determines in good faith that a Material Adverse Effect has occurred which is not cured within thirty (30) days’ written notice to the Borrower from the Lender;

8.1.13.	a Change of Control occurs without the prior written consent of the Lender;

8.1.14.	the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling (an “Order”) against the Borrower which Order remains unvacated, undischarged, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry (i) involving an amount in excess of $100,000 or (ii) which the Lender determines in good faith would have a Material Adverse Effect; or

8.1.15.	any of this Agreement or any other Loan Document for any reason, other than the occurrence of the Maturity Date, ceases to be in full force and effect or is declared to be null and void, or the Borrower denies in writing that it has any further liability (other than by reason of the occurrence of the Maturity Date) under any Loan Documents to which it is party, or gives written notice to such effect.

8.2.	Remedies.

8.2.1.	If any Event of Default shall have occurred and be continuing, the Lender may exercise, in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it in any other instrument or agreement securing, evidencing or relating to the obligations hereunder, all of the rights and remedies of a secured party and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of this Agreement or the Collateral may be asserted, including the right to accelerate the maturity of the Obligations of the Borrower hereunder, to take possession of the Collateral, and to sell and/or liquidate such Collateral, and to exercise any right of set-off against the Borrower; and the Borrower, without demand or protest, shall fully cooperate with the Lender to facilitate the Lender’s pursuit of such rights and remedies. Without limiting the generality of the foregoing, in its discretion and without notice to or consent of the Borrower, the Lender may take any one or more of the following actions (and the Lender is hereby irrevocably appointed the Borrower’s attorney-in-fact to accomplish this), without liability except to account for property actually received by it: (i) transfer to or register in its name or the name of its designated custodian or nominee any of the Collateral, with or without indication of the security interest herein created, and whether or not so transferred or registered, and receive the income, dividends, liquidation proceeds, and other distributions thereon and hold them or apply them to the obligations of the Borrower in accordance with this Agreement; (ii) exchange any of the Collateral for other property upon a reorganization, recapitalization or other readjustment and, in connection therewith, deposit any of such Collateral with any committee or depository upon such terms as the Lender may determine; (iii) in its name or in the name of the Borrower demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse notes, checks, drafts, money orders or other evidences of payment; and (iv) make any compromise or settlement deemed advisable with respect to any of the Collateral.

8.2.2.	If any Event of Default shall have occurred and be continuing, the Lender may sell the Collateral, or any part thereof, at any public or private sale, upon credit or for future delivery, and at such price or prices as the Lender reasonably may deem appropriate in good faith. The Borrower agrees that, to the extent notice of sale shall be required by law, at least five (5) Business Days’ prior written notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.

8.2.3.	To the extent permitted by applicable law or regulation, the Borrower specifically waives all rights of redemption, stay or appraisal that it has or may have under applicable law or regulation, whether now existing or hereafter enacted, in connection with a sale or other disposition of any Collateral by the Lender pursuant to the provisions of this Agreement. The Borrower authorizes the Lender as attorney-in-fact pursuant to this Section 8.2, at any time and from time to time, to execute in connection with a disposition or sale of any Collateral pursuant to the provisions of this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral. The Lender shall also be entitled upon the occurrence and during the continuance of any Event of Default, without notice or demand and to the extent permitted by law or regulation, to have a receiver appointed to take charge of all or any part of the Collateral of the Borrower, exercising all of the rights granted to the Lender in this Section 8.2.

8.2.4.	The Lender, instead of exercising any power of sale herein conferred upon it, may proceed by suit at law or in equity to foreclose this Agreement and sell the Collateral of the defaulting Borrower, or any portion thereof, under a judgment or decree of a court of competent jurisdiction.

8.2.5.	Neither the failure nor any delay on the part of the Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other further exercise of any right, power or privilege.

8.2.6.	The proceeds of the disposition of the Collateral, at any time received by the Lender, and any funds or payments received by the Lender, when received by the Lender in cash or its equivalent, shall be applied by the Lender to the payment and satisfaction of the obligations as follows:

8.2.6.1.	first, to payment of that portion of the Obligations constituting fees, indemnities, expenses, principal, interest and other Obligations and amounts due and payable under this Agreement payable to the Lender in its capacity as such; and

8.2.6.2.	second, the balance, if any, after all of its Obligations under the Loan Documents have been paid in full (other than contingent indemnification obligations not then due and owing), to the Borrower or as otherwise required by law or regulation.

9.	COMPLIANCE WITH LAWS AND REGULATIONS

9.1.	The validity of any provision of this Agreement shall be contingent on the compliance of such provision with the applicable laws and regulations in force at the time of execution of the transactions provided for herein. Should any provision of this Agreement conflict with any applicable law or regulation, the parties shall endeavor to amend any such provision to comply with the applicable laws and regulations without changing any other provision of this Agreement or overall economic effect of this Agreement.

9.2.	Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the Maximum Rate. If the rate of interest called for under this Agreement at any time exceeds the Maximum Rate, the rate of interest required to be paid hereunder shall be automatically reduced to the Maximum Rate. If such interest rate is so reduced and thereafter the Maximum Rate is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the Maximum Rate and the rate otherwise provided for in this Agreement.

10.	REPRESENTATIONS AND WARRANTIES

10.1.	Each of the Loan Parties hereby represents and warrants in their respective capacities to the Lender that as of the Effective Date: (a) it is duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) it has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under to the Loan Documents; (c) it has duly authorized, executed and delivered each of the Loan Documents to which it is a party; and (d) this Agreement constitutes a legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

10.2.	The execution, delivery and performance by the Loan Parties of this Agreement, and the consummation by the Loan Parties of the transactions contemplated hereby: (i) have been duly authorized by all requisite action of each Loan Party and have been duly executed and delivered by the Borrower, and (ii) do not violate (A) any material provisions of any applicable law, regulation or order of any Governmental Authority binding on the Loan Parties, (B) the Organization Documents of the Loan Parties, or (C) constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any Collateral or any other assets of the Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which the Borrower is a party or by which the Borrower or its property is bound.

10.3.	Neither Loan Party is (i) a party to any pending or threatened material action, suit, proceeding or investigation, or (ii) a party or subject to any material order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority.

10.4.	Each Loan Party is and, after giving effect to the transactions and the incurrence of indebtedness contemplated by this Agreement, will be solvent and able to meet its obligations and liabilities as they become due.

10.5.	No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by the Borrower or any of their respective officers, directors or agents with respect to the Facility or the transactions contemplated by this Agreement.

10.6.	All Collateral is free and clear of all Liens, other than Permitted Liens, and the Borrower has the right to pledge and grant the Lender a first priority security interest in the same, in the manner provided in this Agreement.

10.7.	As of the date hereof, each Loan Party is in compliance in all material respects with all applicable material laws and regulations, federal, state and local, material to the conduct of its business and operations; each Loan Party possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with such Loan Party’s execution and performance of the Loan Documents.

10.8.	All financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to the Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP with respect to the Loan Party and do and will fairly present the financial condition of the Loan Party on the dates thereof and results of operations for the periods covered thereby and discloses all liabilities (including contingent liabilities) of any kind of the Loan Party.

10.9.	Since the date of the most recent financial statements furnished to the Lender pursuant to Section 11.1.10, there has not been any event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

10.10.	All financial statements and other statements, documents and information furnished by the Loan Parties to the Lender in connection with this Agreement and the transactions contemplated hereunder do not and will not intentionally contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

10.11.	The Borrower has filed all tax returns which are required to be filed and has paid all material taxes with respect to the Collateral and the business of the Borrower, except (a) taxes that are being contested in good faith and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.12.	The Borrower is not, nor will it be, engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulations T, U and X of the Federal Reserve Board) or other securities, and no part of the proceeds of the Loan hereunder has been or will be applied for (i) the purpose of purchasing or carrying or trading in any such stock or securities or of refinancing any credit previously extended, or of extending credit to others, for the purpose of purchasing or carrying any such margin stock, margin securities or other securities in contravention of such Regulations, (ii) primarily personal, family or household purposes or (iii) any purpose other than the Permitted Use.

10.13.	(a) Neither Loan Party is a Sanction Target; (b) no member of either Loan Party is owned or controlled by, or is acting or purporting to act for or on behalf of, directly or indirectly, a Sanction Target; (c) the Loan Parties have instituted, maintains and complies with policies, procedures and controls reasonably designed to achieve compliance with Sanctions; and (d) to the best of each Loan Party’s knowledge, neither Loan Party is under investigation for an alleged violation of Sanction(s) by a Governmental Authority that enforces Sanctions.

10.14.	(a) Each Loan Party has instituted, maintains and complies with policies, procedures and controls reasonably designed to achieve compliance with Anti-Terrorism Law; and (b) to the best of the each Loan Party’s knowledge, neither Loan Party is under investigation for an alleged violation of Anti-Terrorism Law by a Governmental Authority that enforces such laws.

10.15.	The Loan Documents, upon the execution and delivery by each of the parties, are effective to create in favor of the Lender legal, valid and enforceable security interests in the Collateral except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and, (i) upon timely filing of financing statements and other filings in appropriate form in the appropriate offices, the Liens created by this Agreement and the Security Instrument shall constitute perfected first priority Liens on the Collateral to the extent that a security interest in the Collateral may be perfected by such filing, and (ii) upon the taking of control by the Lender of the Collateral with respect to which a security interest may be perfected only by control, the Liens created by this Agreement shall constitute perfected first priority Liens on, and security interests in, all right, title and interest of the Borrower in such Collateral, in each case subject to no Liens (other than in favor of the Lender).

10.16.	Neither Loan Party is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

10.17.	No part of the proceeds of the Advances will be used, directly or, to the Borrower’s knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other anti-corruption law.

11.	COVENANTS

11.1.	The Borrower agrees with the Lender, from the Effective Date and until the Advances are paid in full and all Obligations under this Agreement are fully performed (other than contingent indemnification obligations not then due and owing) and this Agreement has been terminated in full in accordance with the terms hereof:

11.1.1.	Books and Records. The Borrower shall keep and maintain books, records and files with respect to its business in accordance with GAAP and shall accurately and completely record all transactions therein in all material respects.

11.1.2.	Reports. As reasonably requested by the Lender, the Borrower shall make available to the Lender a report relating to the use of Advances and the Borrower’s general financial, operational, and compliance status.

11.1.3.	Taxes. The Borrower shall file all national, provincial and local tax returns that the Borrower is required by law to file, shall withhold all employee and similar taxes which it is required by law to withhold, and shall pay when due all taxes except (a) for those contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP will be provided or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

11.1.4.	Licenses. The Borrower shall have, acquire and maintain all material franchises, licenses, registrations, permits, certificates, authorizations, qualifications, accreditations, and other consents, rights and approvals which are required by law or regulation or are necessary for the operation of its business.

11.1.5.	Notice. The Borrower shall notify the Lender in writing, promptly upon a responsible officer of the Borrower obtaining actual knowledge thereof, of: (i) any litigation, suit or administrative proceeding which may adversely affect the operations, financial condition or business of the Borrower (taken as a whole); (ii) any default by the Borrower under any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which the Borrower is a party or by which the Borrower or its assets are bound, which default may materially and adversely affect the operations, financial condition or business of the Borrower (taken as a whole); and (iii) any Default or Event of Default by the Borrower under this Agreement.

11.1.6.	Ownership of Property; Liens. The Borrower shall not create or permit to exist any Liens (other than Permitted Liens) with respect to the Collateral whether now owned or hereafter acquired, except Liens in favor of the Lender.

11.1.7.	Contracts. The Borrower shall not enter into any agreement, contract or arrangement which would impair or materially adversely affect the Borrower’s right and/or ability to carry on its business as now conducted.

11.1.8.	Waiver. Any variance from the covenants of the Borrower pursuant to this Section shall be permitted only with the prior signed written consent and/or signed written waiver of the Lender. Any such variance by consent and/or waiver shall relate solely to the variance addressed in such consent and/or waiver, and shall not operate as the Lender’s consent and/or waiver to any other variance of the same covenant or other covenants, nor shall it preclude the exercise by the Lender of any power or right under this Agreement, other than with respect to such variance.

11.1.9.	Merger and Consolidation. The Borrower covenants that it shall not merge into or consolidate with any person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case the Lender’s prior written consent.

11.1.10.	Financial Statements; Projections. The Borrower shall deliver to the Lender the annual accounts with respect to the fiscal year ending December 31, 2025, not later than one hundred eighty (180) days after they are available (or such later date as agreed to by the Lender in its sole discretion) and, from time to time, such other financial statements as Lender reasonably requests.

11.1.11.	Maintenance of Properties and Existence. The Borrower shall maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and make or cause to be made all appropriate repairs, renewals and replacements thereof, and comply in all material respects with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder. The Borrower will maintain and preserve the existence of its rights, privileges, permits, licenses, authorizations and approvals, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by the Borrower or in which the transaction of its business makes such qualification necessary.

11.1.12.	Compliance with Laws. The Borrower will comply in all material respects with all applicable laws, rules and regulations, including all orders of any Governmental Authority, applicable to it or its property.

11.1.13.	Line of Business. The Borrower shall not engage in any material line of business substantially different from those lines of business carried on by it on the Effective Date and otherwise reasonably related, ancillary or complementary thereto or reasonable extensions thereof.

11.1.14.	Change in Organization Documents. The Borrower shall not amend any of its Organization Documents in any respect materially adverse to the Lender (in its capacity as such).

11.1.15.	Change in Legal Name, Jurisdiction of Organization, Fiscal Year or Accounting. The Borrower shall not (i) change its legal name or jurisdiction of organization without notifying the Lender within ten (10) Business Days thereafter; provided, that in no event shall the Borrower change its jurisdiction of organization to any jurisdiction other than a state within the United States, and/or (ii) otherwise materially change its accounting policies or financial reporting practices (except as required by GAAP) without the prior written consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed).

11.1.16.	Inspection Rights. The Borrower shall permit the Lender or its designees or representatives from time to time, subject to reasonable notice and during normal business hours (except, no such notice shall be required and the inspection may be conducted at any time, when an Event of Default exists) and subject to the requirements of applicable law and regulation, to conduct inspections of the operations and properties of the Borrower and to examine its organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and auditors; provided that (except, in each case, when an Event of Default exists) (x) the Lender and its designees and representatives shall not conduct more than one such inspection in any calendar year, and (y) representatives of the Borrower shall be given the opportunity to participate in any discussions with the auditors. The Lender shall not have any duty to the Borrower to share any results of any such inspection, examination with the Borrower. The Borrower acknowledges that all reports are prepared by or for the Lender for its purposes, and the Borrower shall not be entitled to rely upon them.

11.1.17.	Use of Proceeds. The Borrower shall not use the proceeds of any Advance for any purpose other than the Permitted Use.

11.1.18.	Sanctions; Anti-Terrorism Laws. The Borrower shall not (i) conduct any business or engage in any transaction or dealing with any Sanctions Target, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctions Target, (ii) engage in any business or activity in violation of any Anti-Terrorism Laws or (iii) use any part of the proceeds of the Advances for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

11.1.19.	Dispositions. The Borrower shall not sell, transfer, assign, or otherwise dispose of the Collateral other than in the Ordinary Course of Business, including as part of a liquidation; provided, that if any Collateral is sold, transferred, assigned or disposed of outside of the Ordinary Course of Business of the Borrower, then any Net Cash Proceeds received from such sale, transfer, assignment or disposition shall be subject to Section 4.2.

12.	GUARANTY

12.1.	Guaranty of the Obligations. Guarantor hereby irrevocably and unconditionally guarantees for the benefit of Lender the due and punctual payment in full of principal and interest on the draws under the Facility when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

12.2.	Payment by Guarantor. Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantor will upon demand pay, or cause to be paid, in cash, to Lender, an amount equal to the sum of the unpaid amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Lender as aforesaid.

12.3.	Liability of Guarantor. Guarantor agrees that its obligations hereunder, unless otherwise specified in this Section 12, are irrevocable, absolute, independent, and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

12.3.1.	This Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of Guarantor and not merely a contract of surety;

12.3.2.	Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and Lender with respect to the existence of such Event of Default;

12.3.3.	the obligations of each Guarantor hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower whether or not Borrower is joined in any such action or actions;

12.3.4.	payment by Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify, or abridge Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Lender is awarded a judgment in any suit brought to enforce Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit.

12.3.5.	Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guarantees of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Lender may have against any such security, in each case as Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right or reimbursement or subrogation or other right of Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

12.3.6.	this Guaranty and the obligations of Guarantor hereunder shall be valid and, unless otherwise stated in this Section 12, enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

12.4.	Waivers by Guarantor. Guarantor hereby waives, for the benefit of Lender: (a) any right to require Lender, as a condition of payment or performance by Guarantor, to (i) proceed against Borrower or any other Person, (ii) proceed against or exhaust any security held from Borrower or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Lender in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Lender protect, secure, perfect, or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related hereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Lender and notices of any of the matters referred to in Section 12.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors of sureties, or which may conflict with the terms hereof.

12.5.	Guarantor’s Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligation shall have been indefeasibly paid in full and all commitments to make Advances shall have been terminated, unless otherwise stated in this Section 12, Guarantor hereby waives any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against Borrower or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Lender now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Lender. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights or subrogation, reimbursement or indemnification Guarantor may have against Borrower or against any collateral or security shall be junior and subordinate to any rights Lender may have against Borrower, to all right, title and interest Lender may have in any such collateral or security. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement, indemnification, or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

12.6.	Release of Guaranty. Upon the occurrence of the Collateral Step Down Event, any and all obligations of Guarantor under this Agreement, other than those obligations that arose prior to the Collateral Step Down Event, shall hereby be released without any further action needing to be taken by any party hereto. Borrower and the Lender shall cooperate to expeditiously take any and all actions necessary and proper, if any, to ensure the guaranty established under Section 12 is terminated upon the occurrence of the Collateral Step Down Event.

13.	ASSIGNMENTS, PARTICIPATIONS, AND TRANSFERS

No party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties (email being sufficient), which may be granted or withheld in a party’s sole and absolute discretion; provided, that, Lender may assign its rights or obligations, in whole or in part, under this Agreement to an affiliate.

14.	NOTICES

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (or by e-mail as provided in paragraph (b) below), all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, as follows:

If to the Borrower:
Enovum NC-1 Venture, LLC
31 Hudson Yards, Floor 11
New York, NY 10001
Attention: Legal
Email: sam@whitefiber.com

With a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Prat Vallabhaneni

Email: Prat.vallabhaneni@whitecase.com

If to the Lender:
Bit Digital Capital, Inc.
31 Hudson Yards, Floor 11
New York, NY 10001
Attention: Legal
Email: erkeh@bit-digital.com

With a copy to (which shall not constitute notice):

Davidoff Hutcher & Citron LLP

605 Third Ave, 34th Floor

New York, NY 10158

Attention: Elliot H. Lutzker

Email: ehl@dhclegal.com

Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received.

(b) Unless the Lender specifies otherwise, (i) notices and other communications sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the recipient’s normal business hours, such notice, email or communication shall be deemed to have been sent at the recipient’s opening of business on the next Business Day.

15.	AMENDMENTS

This Agreement may be amended only by a written instrument signed by each of the parties hereto.

16.	GOVERNING LAW AND VENUE

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF, THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

17.	ENFORCEMENT

All disputes, suits, actions or proceedings relating to this Agreement shall be settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of Arbitration shall be New York, New York, USA.

18.	EXECUTION

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Signature by facsimile or electronic transmission shall bind the parties hereto. The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.) or any other similar state laws based on the Uniform Electronic Transactions Act.

19.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. Upon execution, this Agreement shall replace and supersede the terms of all prior loan agreements or guarantees among the parties.

20.	WAIVER OF CONSEQUENTIAL DAMAGES, ETC.

Each party agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against another party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) resulting from this Agreement or any other Loan Document or arising out of the Lender’s or its representatives’ activities in connection herewith or therewith (whether before or after the Effective Date).

21.	CAPTIONS

The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

22.	Severability

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

23.	EXPENSES

Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly: (i) all reasonable and documented out-of-pocket costs and expenses of Lender’s negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; and (ii) all reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Lender in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower.

24.	SURVIVAL

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied.

Further, the provisions of Section 7.2 shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Facility or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Lender may require such indemnities and collateral security as it shall reasonably deem necessary to protect the Lender against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked.

[Remainder of Page Blank]

The parties hereto have caused their duly authorized officer to execute and deliver this Delayed Draw Term Loan Facility and Security Agreement as of the date first above written.

Lender:

Bit Digital Capital, Inc.

By:	/s/ Erke Huang
	Name:	Erke Huang
	Title:	President

Guarantor:

White Fiber Operating Partnership LP

By:	White Fiber GP LLC, its general partner

By:	/s/ Erke Huang
	Name:	Erke Huang
	Title:	President

Borrower:

Enovum NC-1 Venture, LLC

By:	White Fiber Operating Partnership LP, its sole member

By:	White Fiber GP LLC, its general partner

By:	/s/ Erke Huang
	Name:	Erke Huang
	Title:	President

[Delayed Draw Term Loan Facility and Security Agreement Signature Page]

Exhibit A

Form of Request for Advance

, 20[__]

To: Bit Digital Capital, Inc.

To Whom It May Concern:

We refer to the Delayed Draw Term Loan Facility and Security Agreement dated as of May 20, 2026 (as may be further amended, restated, amended and restated, supplemented or modified from time to time, the “Agreement”) between Bit Digital Capital, Inc., Enovum NC-1 Venture, LLC, and White Fiber Operating Partnership LP. Terms defined in the Agreement have the same meanings in this Request for Advance (the “Request”).

Pursuant to Section 2.2 of the Agreement, the Borrower hereby requests an Advance from the Lender in the amount of $______________ on ________________, 20__, to be disbursed pursuant to the terms of the Agreement and reflected in a note if requested by the Lender, with a Maturity Date of ______ (such date being no longer than the Facility Availability Period).

The Borrower hereby represents and certifies to the Lender that as of the date of this Request, no Default or Event of Default exists and each of the conditions to the requested Advance set forth in the Agreement, including Section 6.2, has been satisfied (or, with respect to Section 6.2.2, will be satisfied) or have otherwise been waived in a signed writing by the Lender.

Borrower:

ENOVUM NC-1 VENTURE, LLC

By:	White Fiber Operating Partnership LP, its sole member

By:	White Fiber GP LLC, its general partner

By:
Name:
Title:

A-1